UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): June 13, 2014

PROPHASE LABS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-21617 (Commission File Number)	23-2577138 (I.R.S. Employer Identification No.)

621 N. Shady Retreat Road Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 29, 2014, ProPhase Labs, Inc., a Nevada corporation (the “Company”) and Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (the “Investor”) entered into a new Investment Agreement (the “Investment Agreement”) and a new Registration Rights Agreement (the “Registration Rights Agreement”), each dated May 28, 2014 between the Company and the Investor.

In connection with the Investment Agreement and Registration Rights Agreement, the Company filed with the SEC a registration statement on Form S-3, which was effective on June 11, 2014, registering the resale by the Investor of the shares of Company’s common stock. Pursuant to the Investment Agreement, the Investor committed to purchase, subject to certain restrictions and conditions, up to 3,000,000 shares of the Company’s common stock, over a period of 36 months from the effectiveness of the registration statement.

During the month of June 2014, the Company has issued 2,500,000 shares and has realized net proceeds of approximately $3.6 million, or $1.46 per share, which included payments to the Investor of approximately $206,000 in commissions and fees. The sales of the shares under the Investment Agreement were deemed to be exempt from registration under the Securities Act of 1933, as amended in reliance upon Section 4(2) (or Regulation D promulgated thereunder).

At June 27, 2014, there are 500,000 shares of the Company’s common stock available pursuant to the Investment Agreement and Registration Rights Agreement with the Investor for sale at the Company’s discretion, subject to the terms and requirements of the Investment Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Robert V. Cuddihy, Jr.
Robert V. Cuddihy, Jr.
Chief Operating Officer & CFO

Date:    June 27, 2014